Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

CWB HOLDINGS, INC.
A COLORADO CORPORATION

CHARLOTTE’S WEB HOLDINGS, INC.
A CORPORATION INCORPORATED IN BRITISH COLUMBIA

AND

STANLEY BROTHERS, INC.
A DELAWARE CORPORATION

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of the 30th day of July, 2018 is made by and among CWB Holdings, Inc., a Colorado corporation (“CWB”), Charlotte’s Web Holdings, Inc., a corporation incorporated under the laws of the Province of British Columbia (“Parent”), and Stanley Brothers, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“AcquisitionCo” or the “Surviving Entity”).

WITNESSETH

WHEREAS, Parent is contemplating an initial public offering of its common shares in Canada (the “Proposed IPO”);

WHEREAS, the Board of Directors and sole stockholder of AcquisitionCo deem it advisable and in the best interests of AcquisitionCo and its sole stockholder that, in connection with and immediately following consummation of the Proposed IPO, CWB be merged with and into AcquisitionCo as permitted by Section 252 of the General Corporation Law of Delaware (the “Delaware Laws”) and the applicable laws of Colorado under and pursuant to the terms and conditions hereinafter set forth;

WHEREAS, the Board of Directors and stockholders of CWB deem it advisable and in the best interests of CWB and its stockholders that, in connection with and immediately following consummation of the Proposed IPO, CWB be merged with and into AcquisitionCo as permitted by Article 90 of the Colorado Corporations and Associations Act (the “Colorado Laws”) and the Delaware Laws under and pursuant to the terms and conditions hereinafter set forth;

WHEREAS, the Board of Directors of Parent deem it advisable and in the best interests of Parent that CWB be merged with and into AcquisitionCo as contemplated herein;

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), CWB shall have an authorized capitalization consisting of Fifty Million (50,000,000) shares of common stock, par value $0.0001 per share (the “CWB Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “CWB Preferred Stock”); and

WHEREAS, the stockholders and Board of Directors of CWB and the sole stockholder and director of AcquisitionCo have duly approved this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained and in accordance with the applicable provisions of the applicable Delaware Laws and the applicable Colorado Laws, the parties hereto have agreed and covenanted, and do hereby agree and covenant as follows:

1. Terms and Conditions of Merger. At the Effective time (as hereinafter defined), CWB shall be merged with and into AcquisitionCo pursuant to the provisions of the Delaware Laws (the “Merger”), and AcquisitionCo shall be the Surviving Entity. The date and hour on which the Merger occurs and becomes effective is hereinafter referred to as the “Effective Time”. The Merger shall be effective upon the filing of the Certificate of Merger of AcquisitionCo with the Secretary of State of Delaware pursuant to Section 252 of the Delaware Laws and the simultaneous filing of the Statement of Merger of CWB with the Secretary of State of the State of Colorado pursuant to Section 7-90-203.7 of the Colorado Laws which shall take place at some time following the approval of this Agreement by the sole stockholder and director of AcquisitionCo and the stockholders and Board of Directors of CWB.

2. Name, Charter, Bylaws, Directors and Officers. From and after the Effective Time:

2.1 The name of the Surviving Entity shall be: Stanley Brothers, Inc.

2.2 The current Certificate of Incorporation of AcquisitionCo shall be the Certificate of Incorporation of the Surviving Entity, as amended and restated in accordance with the Certificate of Merger.

2.3 The current Bylaws of AcquisitionCo shall be the Bylaws of the Surviving Entity.

2.4 The director and officers of AcquisitionCo at the Effective Time shall be unchanged and remain the director and officers from and after the Effective Time until the expiration of their current terms and until their successors are elected and qualify, or prior resignation, removal or death, subject to the Certificate of Incorporation and Bylaws of the Surviving Entity.

3. Succession. On the Effective Date, AcquisitionCo shall succeed CWB in the manner and as more fully set forth in the Delaware Laws and specifically as follows:

(a) The separate corporate existence of CWB shall cease, and the Surviving Entity shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, liabilities and duties of CWB;

(b) All rights, privileges, powers and franchises of CWB and all property, real, personal and mixed, and all debts due to CWB on whatever account, as well as for share and note subscriptions and all other things in action or belonging to CWB shall be vested in the Surviving Entity;

(c) All property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Entity as they were of CWB, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware or the State of Colorado, or of any of the other states of the United States, in CWB shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of CWB shall be preserved unimpaired;

(d) All debts, liabilities and duties of CWB shall thenceforth attach to the Surviving Entity and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it;

(e) All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of CWB, its stockholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the valid and effective acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Entity without any further action of the Surviving Entity and shall be as effective and binding thereon as the same were with respect to CWB; and

(f) At the Effective Time of the Merger, each employee benefit plan, incentive compensation plan and other similar plans to which CWB is then a party shall terminate and be of no further force or effect and shall not be binding upon the Surviving Entity. To the extent any employee benefit plan, incentive compensation plan or other similar plan of CWB provides for the issuance or purchase of, or otherwise relates to, CWB stock, after the Effective Time of the Merger such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, proportionate voting shares of Parent (the “Proportionate Voting Shares”), as described in Section 5(d) below.

4. Further Assurances. From time to time, when and as required by AcquisitionCo or its successors and assigns, there shall be executed and delivered on behalf of CWB such deeds and other instruments, and there shall be taken or caused to be taken by or on behalf of CWB such further and other action, as shall be appropriate or necessary to vest, perfect or confirm, of record or otherwise in AcquisitionCo, the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CWB, and otherwise to carry out the purposes of this Agreement, and the officers and the directors of CWB are fully authorized by and on behalf of CWB to take any and all such action to execute and deliver any and all such deeds and other instruments.

5. Stock and Stock Certificates. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Each 44.444 shares of CWB Common Stock (other than any dissenting shares) outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) Proportionate Voting Share from Parent.

(b) All such CWB Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.

(c) Each (i) share of CWB Common Stock, if any, held in treasury immediately prior to the Effective Time, (ii) dissenting share immediately prior to the Effective Time, and (iii) authorized share of CWB Preferred Stock shall be cancelled and no shares of other securities of Parent shall be issued in respect thereof.

(d) At the Effective Time, CWB shall assign, and Parent shall assume, the rights and obligations of CWB under the CWB Holdings, Inc. 2015 Stock Option Plan, as may be amended from time to time, the Option to Purchase Shares Agreement by and between CWB and Ricardo F. Behrens effective as of January 15, 2015, the Amended and Restated Option to Purchase Shares Agreement by and between CWB and Derek Broome effective as of January 15, 2015, the Option to Purchase Shares Agreement by and between CWB and Paulo Siqueira effective as of January 15, 2015 and the Option to Purchase Shares Agreement by and between CWB and Camilo Lumaconi effective as of January 15, 2015. All of the options to acquire, or convertible debentures or other instruments convertible into, shares of CWB Common Stock held by any person shall, by virtue of the Merger and without any action on the part of the holder thereof, be amended or converted into options or convertible debentures or other convertible instruments, respectively, to acquire one (1) Proportionate Voting Share per every 44.444 shares of CWB Common Stock underlying such options, convertible debentures or other convertible instruments, with an applicable adjustment to the exercise price to reflect such ratio and otherwise upon substantially the same terms thereof.

(e) From and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of CWB Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, the right to acquire the Proportionate Voting Shares into which such shares have been converted as herein provided. The registered owner on the books and records of CWB of any such outstanding stock certificates shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to Parent, have and be able to exercise any voting and other rights with respect to and receive any dividend or other distributions upon the Proportionate Voting Shares evidenced by such outstanding certificates as provided.

6. Amendment and Termination. Subject to applicable law, this Agreement may be amended by written agreement of the parties hereto at any time prior to the Effective Time. Subject to applicable law, this Agreement may be terminated by the Board of Directors of AcquisitionCo, the Board of Directors of Parent or the Board of Directors of CWB at any time prior to the Effective Time.

7. Miscellaneous. For the convenience of the parties and to facilitate any filing and recording of this Agreement, any number of counterparts hereof may be executed each of which shall be deemed to be an original of this Agreement but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Board of Directors have caused this Agreement to be executed as of the day and year first above written.

SURVIVING ENTITY:	STANLEY BROTHERS, INC.

STANLEY BROTHERS, INC.	By:	/s/ Hess Moallem
	Name:	Hess Moallem
	Title:	President and Chief Executive Officer

PARENT:	CHARLOTTE'S WEB HOLDINGS, INC.

	By:	/s/ Hess Moallem
	Name:	Hess Moallem
	Title:	President and Chief Executive Officer

CWB:	CWB HOLDINGS, INC.

	By:	/s/ Hess Moallem
	Name:	Hess Moallem
	Title:	Chief Executive Officer

[Agreement and Plan of Merger — CWB and Stanley Brothers]